Exhibit 10.1

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDMENT TO DEVELOPMENT AND SUPPLY AGREEMENT

(RESEARCH BEADS)

This agreement (this “Amendment Agreement”) to amend that certain Development and Supply Agreement dated as of August 1, 1999, by and between Xcyte Therapies, Inc., a Delaware corporation (“Xcyte”) and Dynal Biotech ASA, a Norwegian corporation (“Dynal”), as amended by that certain Letter Agreement dated April 22, 2002 (as amended, the “D&S Agreement”), is made by and between Xcyte and Dynal as of March 26, 2004 (the “Effective Date”). Xcyte and Dynal desire to amend certain aspects of the D&S Agreement to add the provisions set forth herein.

Now, therefore, in consideration of the mutual covenants and conditions contained herein and in the D&S Agreement as amended hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Additional Definitions.

(a) “Research Beads” shall mean super-paramagnetic micro beads, Dynabeads® CD3/CD28, the research grade of Xcyte™ Dynabeads® Product (i.e. [*] conjugated with XR-CD3 and XR-CD28 (i.e., the Antibodies)) that are labeled and sold solely for use in research not involving the treatment, diagnosis, or dosing of human subjects or patients (whether directly with the beads or particles or indirectly through the introduction into humans of substances made or processed in whole or in part through use of the beads or particles) and also not involving the generation of T-cells for use in therapy.

(b) “Net Sales” shall mean the gross amount invoiced by Dynal for the sale or other disposition of Research Beads to Third Parties, less the sum of the following deductions for amounts actually incurred related to said sale or other disposition:

(i) normal, customary trade discounts (including volume discounts), credits and allowances and adjustments for rejections, recalls and returns;

(ii) cost of freight and insurance, sales, use, excise, value added and similar taxes, surcharges, duties and other governmental charges (other than income tax) imposed on the sale and included in the gross amount charged to customers; and

(iii) normal, customary wholesaler chargebacks and rebates (including rebates to government agencies and government mandates and managed healthcare negotiated rebates).

In addition, Dynal and its Affiliates shall be entitled to deduct from gross sales of Research Beads any receivables which are deemed to be uncollectable in accordance with GAAP (generally accepted accounting practices). For the avoidance of doubt, sales between Dynal and its Affiliates shall be excluded from the computation of Net Sales hereunder, but gross sales shall include the first sale to Third Parties by any such Affiliates.

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(c) For the avoidance of doubt, other terms used herein and defined in the D&S Agreement shall have herein the meanings so ascribed to them in the D&S Agreement.

2. Research Beads.

(a) Xcyte hereby represents and warrants to Dynal that (i) it has the full right, power and authority to enter into this Amendment Agreement and to grant the rights granted to Dynal and perform its obligations hereunder, (ii) it has obtained, and shall at all times during the term of the D&S Agreement hold and comply with, all Third Party consents and licenses required to enter into this Amendment Agreement and as may be necessary to grant the rights granted, and to supply the Antibodies, to Dynal hereunder, and, to Xcyte’s knowledge, without infringing or otherwise conflicting with the rights of any Third Party.

(b) Xcyte hereby grants to Dynal the exclusive right, during the term of the D&S Agreement, to make, have made, sell, offer for sale, use, distribute and import Research Beads and to use the Xcyte™ mark as part of the Xcyte™ Dynabeads® mark in connection therewith. Without limiting Xcyte’s obligations under the D&S Agreement, Dynal shall purchase from Xcyte, and Xcyte shall supply to Dynal, the Antibodies, used or expended in connection with the foregoing activities (as set forth in Section 2(c) below), and Dynal shall pay the royalties on the Research Beads (as set forth in Section 2(d) below).

(c) Dynal shall purchase the Antibodies from Xcyte at the following prices:

- Antibody XR CD3 and Antibody XR CD28: $[*] for [*] of each Antibody]

Except for the initial shipment of Antibodies as set forth in Section 2(g), Dynal agrees that the prices set forth above are based on the purchase of Antibodies in [*] volumes per Antibody. Xcyte may raise the price of the Antibodies set forth in this Section above no more often than once per year upon sixty (60) days advance written notice to Dynal, provided that no annual increase shall have the effect of raising the previous year’s price by more than [*] percent ([*]%). In no event shall Dynal use the Antibodies for any purpose, including any internal Dynal research and development projects or external research and development collaborations, except as specifically allowed under the D&S Agreement, under this Amendment Agreement or with Xcyte’s prior written consent. The Antibodies supplied to Dynal hereunder shall be shipped to Dynal CIP Oslo, Norway (Incoterms 2000).

(d) In further consideration for the rights granted hereunder, Dynal shall pay to Xcyte a royalty of [*] percent ([*] %)] of Net Sales of Research Beads.

(e) Dynal hereby acknowledges and agrees that Xcyte shall have no obligation or responsibility to provide any assistance, consultation, advice, guidance, recommendation, or training (“Assistance”) to any Third Party interested in purchasing or receiving, or any Third Party who has purchased or received any Research Beads from or on behalf of Dynal, and Dynal shall not recommend any Third Party to contact Xcyte for such Assistance without the prior written consent of Xcyte unless such Third Party expresses an interest in potential clinical applications using Xcyte™ Dynabeads®.

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(f) Dynal shall submit to Xcyte representative specimens of all promotional materials, labels and packaging (including inserts) used in connection with the promotion, marketing or sale of Research Beads, and a description of the manner in which such materials will be used, pursuant to this Section 2 and Xcyte shall provide Dynal with its written approval thereof (which approval shall not be unreasonably withheld), and thereafter, such representative specimens of such promotional materials, labels and packaging provided to Xcyte shall be deemed approved for use in connection with the promotion, marketing and sale of the Research Beads in the manner described by Dynal to Xcyte without any further approval by Xcyte. Any failure by Xcyte to respond to Dynal’s request for approval within three (3) weeks after receipt of such materials as aforementioned shall be deemed approval by Xcyte, except that in no event shall approval be deemed to have been given on any portion of such promotional materials, labels and packaging that contains Xcyte’s Confidential Information or other Xcyte proprietary information, unless Xcyte had previously approved the use thereof. Xcyte’s review and/or approval of such materials, labels and packaging shall be solely for purposes of monitoring Dynal’s compliance with its obligations hereunder and shall in no way constitute an endorsement thereof by Xcyte, nor limit in any way Dynal’s obligations under Section 2(k) of this Amendment Agreement.

(g) Dynal agrees that, notwithstanding any specifications for the Antibodies under the D&S Agreement and without limiting any obligations of Xcyte with respect to the Antibodies under the D&S Agreement, Xcyte has not made and shall not make any commitment under or in connection with this Amendment Agreement that any Antibodies supplied specifically to be used on Research Beads will be manufactured or documented to conform to current Good Manufacturing Practices (“cGMP”). Other than as expressly set forth in the preceding sentence with respect to cGMP, Xcyte shall comply with all of its other obligations under the D&S Agreement relating to the Antibodies that are supplied for use on Research Beads hereunder, and warrants that the Antibodies shall conform to the specifications for the Antibodies set forth on Attachment A (as may be amended from time to time according to Attachment G of the D&S Agreement) of the D&S Agreement, as tested by Xcyte using its standard methods, at time of shipment by Xcyte to Dynal. For the first shipment following execution of this Amendment Agreement, Xcyte will supply Dynal with [*] ([*]) of each of the Antibodies for use on Research Beads, subject to Section 13.3 of the D&S Agreement. Upon request from Dynal, Xcyte will supply larger volumes of Antibodies, provided that Dynal agrees to purchase the Antibodies in [*] volumes per Antibody. Dynal acknowledges and agrees that lead times for additional volumes of Antibodies requested by Dynal will be at least [*] ([*]) months for [*] volume sizes. In no event shall Dynal use or divert any Antibodies supplied to it by Xcyte under the D&S Agreement for the Products which are necessary for the production of the Products to be supplied to Xcyte under the D&S Agreement away from such use, without prior written consent of Xcyte, whether for the production of Research Beads hereunder, or otherwise.

(h) Dynal shall, starting on the Effective Date of this Amendment Agreement, and thereafter twice a year (by June 30th and December 31st of each year), provide to Xcyte a good faith non-binding forecast of Dynal’s requirements for the Antibodies pursuant to this Amendment Agreement for the ensuing twelve (12) month period.

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(i) Records, Reports and Audits.

(i) Dynal shall keep true and accurate records (A) of the types and structures of Antibodies used or expended (inclusive of quantities wasted in the course of manufacture or handling) in connection with the exercise by Dynal of its rights under Section 2 of this Amendment Agreement, and (B) of all Net Sales derived from the sale or transfer of Research Beads pursuant to this Section 2. All such records shall be retained for a period of at least three (3) years following the end of the calendar year in which such Net Sales arise and to which they relate.

(ii) Dynal shall submit to Xcyte written reports annually (on or before each anniversary date of this Amendment Agreement), in a form reasonably acceptable to Xcyte, stating in itemized detail (A) the type and volumes of Antibodies used or expended (inclusive of quantities wasted in the course of manufacture or handling) in connection with the exercise by Dynal of its rights under Section 2 of this Amendment Agreement during the preceding calendar quarter, and (B) Dynal’s Net Sales derived from the sale or transfer of Research Beads made pursuant to Dynal’s rights under this Section 2.

(iii) Within reasonable advance notice to Xcyte, but not more than once per calendar year, Dynal shall have the right to perform a planned audit (at any time during regular business hours). The objective with the audit is to verify that Xcyte follow up on its suppliers in line with the established quality system within Xcyte, and that the manufacturing and testing of the specified Antibodies are documented according to agreed specifications between Xcyte and the contract manufacturer. Any such audit shall be at Dynal’s expense. Dynal shall permit the records referenced in clause (i) above to be inspected and audited at any time during regular business hours, at such place or places where such records are customarily kept, upon reasonable advance notice, but not more often than once per calendar year, by Xcyte through an independent certified accountant (which representatives and accountants shall be bound by obligations of confidentiality), solely to verify the accuracy of the reports and payments. Any such audit shall be at Xcyte’s expense, unless the audit concludes that, with respect to the period under audit, Dynal’s reports to Xcyte hereunder understated any amounts to such an extent that a payment by Dynal to Xcyte made or called for under this Amendment Agreement was more than five percent (5%) in error and in Dynal’s favor, in which event Dynal shall pay or reimburse Xcyte for the reasonable expenses of such audit.

(iv) In addition to the foregoing, Dynal agrees to use good faith efforts to provide information to Xcyte which may come to the attention of Dynal pursuant to sales of the Research Beads relating to (A) potential clinical sites for the Research Beads or the Antibodies; and (B) Third Parties who intend to move Research Beads or Antibodies towards the clinic, including but not limited to any Third Party who purchases Research Beads in excess of three (3) vials per month over any consecutive six-month period or who express a clinical intent for the Research Beads; provided that, Dynal has the right to do so and subject to, any obligations of confidentiality that Dynal may have to any Third Parties. Information about a clinical site or Third Party shall include the name of the site or institution, the name of the investigator and any information relating to inventions or discoveries made with the Research Beads, to the extent such information is available to Dynal; provided that, Dynal has the right to do so and subject to, any obligations of confidentiality that Dynal may have to any Third Parties.

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(v) Royalties payable to Xcyte shall be paid by Dynal quarterly within sixty (60) days from the end of the fiscal quarter, without invoicing by Xcyte. Each such payment shall be for unpaid royalties that accrued within or prior to Dynal’s two most recently completed fiscal quarters. All other payments payable to Xcyte by Dynal hereunder shall be due and payable within thirty (30) days from the date of Xcyte’s invoice; provided, however, that Xcyte may at its election, by notice to Dynal after Dynal’s failure to pay any payments due to Xcyte within ninety (90) days from the date of Xcyte’s invoice or in the case of royalties, within ninety (90) days from the end of the applicable fiscal quarter, set-off any such payments from any amounts then or thereafter to come due to Dynal from Xcyte under or in relation to the D&S Agreement. Dynal shall pay interest to Xcyte on any overdue payments under this Amendment Agreement at a rate of one and one-half percent (1 1/2%) per month from the date due until payment. All payments due to Xcyte shall be paid in U.S. Dollars. If any currency conversion shall be required hereunder, such conversion shall be made by using the exchange rate prevailing at the Bank of America, N.A., on the last business day of the calendar quarter reporting period to which such royalty payments relate. In addition to its other rights and remedies, Xcyte reserves the right upon notice to Dynal to suspend or terminate Dynal’s rights under Section 2 of this Amendment Agreement if at any time Dynal fails to pay any amounts due (which are not in dispute) as required hereunder or otherwise materially breaches its obligations under this Section 2, provided that Dynal has failed to cure such material breach within thirty (30) days of having been requested by Xcyte in writing to do so.

(j) This Amendment Agreement has been entered by Xcyte to permit Dynal to engage in certain activities as stated herein that were not expressly permitted under the D&S Agreement or otherwise. Dynal acknowledges that Xcyte has not specified or guided the means or manner in which Dynal may engage in any such activities, and that Xcyte does not expect to earn any substantial financial returns from such activities by Dynal. Accordingly, but without limiting to Dynal’s rights or Xcyte’s obligations under the D&S Agreement:

(i) Dynal shall, at its risk, bear all expenses associated with the development, manufacture, certification, marketing approvals, documentation, promotion, sale, storage, shipment, import, export, and labeling of any and all Research Beads produced or to be produced by Dynal pursuant to or in relation to this Amendment Agreement, except with respect to the development, manufacture, certification, and storage of Antibodies during the period prior to shipment of such Antibodies by Xcyte to Dynal.

(ii) Dynal (and not Xcyte except in relation to Xcyte’s obligations with respect to whether the Antibodies conformed to the specifications set forth on Attachment A (as may be amended from time to time according to Attachment G of the D&S Agreement) of the D&S Agreement at the time of shipment of such Antibodies from Xcyte to Dynal ) shall be responsible for compliance with all marketing approval, import, export, and other legal or regulatory requirements applicable to any and all of Dynal’s activities hereunder.

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(iii) EXCEPT AS SET FORTH IN THIS AMENDMENT AGREEMENT AND THE D&S AGREEMENT, XCYTE MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ANTIBODIES, AND XCYTE EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(iv) Dynal shall be liable for and shall defend, indemnify, and hold Xcyte harmless against any and all actions, claims, liabilities, losses, damages, and costs (including without limitation reasonable attorneys’ fees) (“Losses”), of Xcyte or its owners, managers, agents, contractors or personnel in connection with any Third Party claims arising from any development, manufacture, certification, marketing approvals, documentation, promotion, sale, storage, shipment, import, export, or labeling of any Research Beads by or for Dynal, or for any breach of any of Dynal’s representations, warranties or covenants under this Amendment Agreement; except that in no event shall Dynal be liable for any Losses arising from any breach of Xcyte of any of its representations, warranties or covenants under this Amendment Agreement (including, without limitation, any breach of its representations, set forth in Section 2(a) or any failure of the Antibodies to meet the specifications as set out in Section 2(g)) at the time of shipment by Xcyte to Dynal, in which event, Xcyte shall be liable for and shall defend, indemnify, and hold Dynal harmless against any and all actions, claims, liabilities, losses, damages, and costs (including without limitation reasonable attorney’s fees), of Dynal or its owners, managers, agents, contractors or personnel in connection with any Third Party claims arising therefrom. The provisions of Section 10.4 of the D&S Agreement shall apply to this clause (iv).

(k) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY. DYNAL SHALL IN NO EVENT BE ENTITLED TO, AND XCYTE NOT BE SUBJECT TO, ANY ORDER FOR SPECIFIC PERFORMANCE FOR THE PROVISION OF RIGHTS OR ANTIBODIES UNDER OR IN RELATION TO THIS AMENDMENT AGREEMENT. IN NO EVENT (OR EVENTS) WILL EITHER PARTY’S AGGREGATE LIABILITY NOR EITHER PARTY’S AGGREGATE DAMAGES FOR ANY ONE OR MORE BREACHES OR OTHER FAILURES OF THE OTHER PARTY UNDER OR IN RELATION TO THIS AMENDMENT AGREEMENT EXCEED THE SUM OF $50,000.

3. Trademarks.

The parties shall take such actions and institute such standard and practices as may be necessary to ensure that any use of the trademark Xcyte™ Dynabeads® in connection with the Research Beads under this Amendment Agreement, as well as in connection with the Products under the D&S Agreement, and in connection with any other use that may be authorized by the parties, does not dilute or in any way adversely effect Dynal’s right in or to, or the good will associated with, the DYNABEADS mark (the “Dynal Mark”). Such actions shall include, but not be limited to, ensuring that each of the Dynal Mark and the XCYTE mark (the “Xcyte Mark”) when used in combination (e.g., Xcyte™ Dynabeads®) are printed or displayed as separate and

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distinctive marks, such as by way of using separate and distinctive colors, fonts and/or lettering size for each party’s respective mark and always including the words “product(s)” or “bead(s)” after the Xcyte™ Dynabeads® mark. In addition, for the avoidance of doubt, Xcyte shall comply with its obligations under Section 7.1 of the D&S Agreement, including, but not limited to, by including a notice stating that” Dynabeads® is a registered trademark of Dynal Biotech ASA, Oslo, Norway, licensed to Xcyte” on all package insert, label, packing and promotion and marketing and all other printed materials or displays that bear or include the Xcyte™ Dynabeads® mark. Dynal shall also include a notice stating that “Xcyte is a trademark of Xcyte” on all printed materials or displays that bear or include the Xcyte™ Dynabeads® mark. Xcyte shall not have any rights to use the Dynal Mark other than in connection with the Products expressly permitted under this Amendment Agreement and the D&S Agreement, and Dynal shall not have any right to use the Xcyte Mark other than in connection with the Research Beads and the Products as expressly permitted under this Amendment Agreement and the D&S Agreement.

4. Termination.

Notwithstanding any termination provisions to the contrary in the D&S Agreement, Xcyte may terminate the rights granted to Dynal under this Amendment Agreement upon written notice to Dynal if any of the following occur:

(a) Dynal is more than sixty (60) days late in paying to Xcyte royalties, expenses, or any other monies due under this Amendment Agreement pursuant to Section 2(i)(v), and Dynal has failed to pay Xcyte in full within thirty (30) days of having been requested by Xcyte in writing to do so; or

(b) Dynal enters bankruptcy proceedings, voluntarily or involuntarily; or

(c) Dynal breaches any material terms of this Amendment Agreement and does not cure the breach within thirty (30) days after written notice of the breach.

Except as provided herein, upon any termination pursuant to this Section 4, the rights and obligations of the parties under this Amendment Agreement shall terminate, but such termination shall not affect any of the other terms or conditions of the D&S Agreement, which terms and conditions shall remain in full force and effect in accordance with the terms thereof. Notwithstanding the foregoing, (i) Sections 2(j)(iv) and 2(k) shall remain in effect during the term of the D&S Agreement and shall survive termination thereof, and (ii) Section 3 shall remain in effect during the term of the D&S Agreement.

5. Continuing Effect.

Except as modified herein, the terms and conditions of the D&S Agreement remain unchanged and in full force and effect and apply to this Amendment Agreement as if set out in full herein. In the event of any inconsistency between this Amendment Agreement and the D&S Agreement (prior to this Amendment Agreement), this Amendment Agreement shall prevail.

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement by their duly authorized representatives.

XCYTE THERAPIES, INC.		DYNAL BIOTECH, ASA

By:	/s/ Ronald J. Berenson	By:	/s/ Jon Hindar
	Ronald J. Berenson		Jon Hindar
	President and CEO		CEO
	Date Signed: April 4, 2004		Date Signed: 26 March 2004

LEGAL DEPT

/s/ JB

APPROVED